Tamboran Resources Corporation ARBN 672 879 024 Tower One, International Towers Suite 1, Level 39, 100 Barangaroo Avenue, Barangaroo NSW 2000, Australia +61 2 8330 6626 www.tamboran.com Third quarter activities report for period ended March 31, 2026 Highlights • In March 2026, Tamboran announced the Company would farm down approximately 10,000 acres of its working interest across the Pilot Area and the Beetaloo Central Development Area (BCDA) to Daly Waters Energy, LP (DWE) for a US$28.5 million carry, subject to structured off-ramp provisions. • In April 2026, the Beetaloo Joint Venture (BJV) delivered a record average 20‑day initial production (IP20) flow rate of 10.3 million cubic feet per day (MMcf/d) from the Shenandoah South 6H (SS‑6H) well. • The Sturt Plateau Compression Facility (SPCF) was 88% complete at the end of April 2026. The SPCF construction remains on budget and on track to commence commissioning in 3Q 2026. The Sturt Plateau Pipeline (SPP) is undergoing final commissioning activities ahead of tie-in to the SPCF. • The 2026 Beetaloo Basin program is expected to commence imminently with the stimulation of the SS-3H, -4H and -5H wells on the SS2 pad. The BJV is also planning to commence drilling activities of the SS-7H and -8H wells on the SS1 pad in mid-2026 using the Helmerich & Payne (NYSE: HP) FlexRig® Flex 3 rig. • In January 2026, Tamboran shareholders voted to approve a US$31 million Private Investment in Public Equity (PIPE) transaction (net of fees). The PIPE transaction was completed in January 2026 and was supported by Mr. Bryan Sheffield, Tamboran’s Board and management, and existing shareholders. • In April 2026, Tamboran raised US$188 million (net of fees) via a US$119 million public offer (before fees) at US$35.00 per share of Common Stock, US$61 million via an Institutional Entitlement Offer and US$18 million via a partially underwritten Retail Entitlement Offer. • As of March 31, 2026, the Company had a cash balance of US$95 million (including Tamboran’s 50% share of restricted cash) and net drawn debt of US$23 million associated with the construction of the SPCF. Total undrawn debt of US$39 million remained for the completion of the SPCF (net Tamboran). • Following the completion of the April 2026 capital raise, Tamboran has a pro forma cash of US$298 million and is funded for the proposed 2026 and 2027 programs to deliver first gas and delineate gas resources across the Beetaloo West and East acreage. Tamboran Resources Corporation Chief Executive Officer, Todd Abbott, said: “The March 2026 quarter represents another major step forward for Tamboran as we continue to execute our Beetaloo Basin strategy. “We delivered record flow results from SS-6H well, which further demonstrates the high quality of our acreage position in the Beetaloo West. While the recently announced farmout to DWE, in conjunction with the DWE farmout to INPEX, provides a capital‑efficient pathway to progress the Pilot Area and BCDA. ANNOUNCEMENT May 13, 2026 Tamboran Resources Corporation (NYSE: TBN; ASX: TBN)

2 “Following the successful completion of our PIPE in January 2026 and the April 2026 capital raise, we are well funded to execute our 2026 and 2027 programs. This positions us to deliver first gas during 3Q 2026 and accelerate material resource delineation across our core Beetaloo West and East acreage positions over the next 18 months. “We are actively preparing to commence our 2026 Beetaloo Basin program, which is expected to include drilling of at least four wells and stimulation of at least five wells. Importantly, the stimulation program is expected to test local sand across numerous stages of the stimulation of the SS-4H well, which, if successful, could have significant implications for the reduction in costs going forward. “With a strengthened balance sheet, high‑quality acreage and a clear line of sight to near‑term catalysts, we believe Tamboran is well positioned to continue advancing one of Australia’s most significant onshore gas resources.” Shenandoah South Pilot Project Tamboran 47.5 per cent working interest in 20,309 acres and operator of the Northern Pilot Area(1) In April 2026, Tamboran announced record IP20 flow rates from the SS-6H well rate of 10.3 MMcf/d from the Mid Velkerri B Shale. The flow test was concluded in April 2026, with the well delivering a stable rate of 8.8 MMcf/d at a flowing wellhead pressure of approximately 580 psi. At the conclusion of the flow test, water was continuing to unload at a rate of ~270 bbl/d, indicating the well was still in the process of cleaning up. Construction of the SPCF, a 50/50 joint venture with Daly Waters Infrastructure (DWI), continued during the quarter with strong progress made on the electrical, instrumentation and controls, and piping, despite disruptions caused by wet weather. At the end of the period, ~64% of cable pulls and 55% of the piping installation was complete. The SPCF construction project remains within the P50 risked schedule and budget despite the significant weather events in the region during the wet season. The SPCF construction cost is being funded via the SPCF syndicated debt facility, which was announced on September 30, 2025. The project remains on track to deliver first commissioning gas sales during Q3 2026, subject to global economic conditions. Tamboran and DWI have completed a Concept Select study for the expansion of the SPCF. The BJV is evaluating the study and reviewing options available with the proposed expansion. Tamboran 38.75 per cent working interest in 20,309 acres and non-operator of the Southern Pilot Area(2) During the quarter, Tamboran and DWE continued to progress the two well drilling program on SS1 well pad in the DWE-operated Southern Pilot Area. The two commitment wells are planned to be drilled with 10,000-foot horizontal 1 Subject to the completion of the SS-2H ST1 and SS-3H wells on the Shenandoah South pad 2. Tamboran expects to increase ownership of the proposed Northern Pilot Area to 50% following completion of the acquisition of Falcon Oil & Gas Ltd. and the proposed acreage swap with Daly Waters Energy, LP. Tamboran’s interest is expected to be 44.375% following the completion of the farm-down to DWE. 2 Tamboran expects to increase ownership of the proposed Southern Pilot Area to 50% following completion of the acquisition of Falcon Oil & Gas Ltd. and the proposed acreage swap with Daly Waters Energy, LP. Tamboran’s interest is expected to be 44.375% following the completion of the farm-down to DWE.

3 sections targeting the Mid Velkerri B Shale as backfill wells to maintain plateau production of ~40 MMcf/d under the Northern Territory Government Gas Sales Agreement. Drilling remains on track to commence during 2Q 2026 using the Helmerich & Payne (H&P) super-spec FlexRig® Flex 3 Rig. The wells are planned to be stimulated using the Liberty frac fleet during 2H 2026. EP 161 Santos 75 per cent working interest and operator, Tamboran 25 per cent working interest During the March 2026 quarter, the operator of the EP 161 permit, Santos, undertook upgrades to the Ensign 971 rig ahead of drilling activity planned for 3Q 2026. The Jibera South 1H and Newcastle South 1H wells are planned to be drilled with 10,000-foot (~3,000-metre) horizontal sections targeting the Mid Velkerri B Shale. Both wells are planned to be stimulated and flow tested across up to 60 stages per well. Regulatory assessment of the Environment Management Plan (EMP) and Well Operations Management Plan (WOMP) continued during the quarter, with the operator receiving an approved WOMP April 2026 and EMP in May 2026. Santos continues to assess potential pipeline routes to connect its Beetaloo Basin acreage to Darwin and East Coast market. EP 136, EP 143 and EP(A) 197 Tamboran 100 per cent working interest and operator During the quarter, Tamboran continued to progress approvals, and conducted an on-country meeting with Native Title Holders in preparation for the acquisition of a 2D seismic survey in 2027 on EP 143. On April 30, 2026, Sweetpea Petroleum Pty Ltd. withdrew its application for onshore petroleum exploration permit EP(A) 197 with the Department of Mining and Energy. Recent evaluation of the permit has resulted in Tamboran concluding that the acreage is non-core and outside the prospective net acreage position within the Beetaloo depocenter. Commercial and Corporate Farm-down of BCDA acreage to Daly Waters Energy, LP During the quarter, Tamboran and Formentera Partners (Formentera), the owner of DWE, executed a Farm-in Agreement (Farm-in Agreement) to advance development of the Beetaloo Basin in Australia’s Northern Territory. Under the Farm-in Agreement, Tamboran will farm-down approximately 10,000 acres of its working interest across the Pilot Area and the BCDA to DWE. The Farm-in Agreement provides for a staged earn-in, up to ~US$28.5 million, subject to structured off-ramp provisions. The transaction follows DWE announcing a strategic joint venture with INPEX Corporation, Japan’s largest E&P and operator of the 8.9 MTPA (~1.2 Bcf/d) Ichthys LNG facility in Darwin.

4 Completed Public Offer to raise US$188 million (net of fees) In April 2026, Tamboran raised US$103 million (A$147.1 million) of gross proceeds via a registered underwritten public offer at an offer price of US$35.00 per share of Common Stock. The underwriters exercised their option to purchase an additional 443,491 shares of Common Stock at the Public Offer price, raising an additional US$15.5 million (A$22.1 million). In conjunction with the public offer, the Company completed an institutional component of the 1 for 10 pro rata accelerated non-renounceable entitlement offer (ANREO). The institutional component was supported by new and existing institutional shareholders, raising US$61.4 million (A$87.7 million) at the same price as the public offer, or A$0.25 per new CHESS Depository Interests (CDIs). The partially underwritten retail component of the ANREO was completed in late April 2026 raising a further US$17.9 million (A$24.8 million). RBC Capital Markets (RBC) and E&P Capital Pty Limited (E&P) are acting as joint lead managers and bookrunners for the Entitlement Offer. Bookrunners, BofA Securities and Scotiabank, along with co-managers Johnson Rice & Company LLC, Piper Sandler, Pickering Energy Partners and Northland Capital Markets. Proposed acquisition of Falcon Oil & Gas Ltd (Falcon) During the quarter, shareholders of both Falcon Oil & Gas Ltd. and Tamboran approved Tamboran’s proposed transaction to acquire all the subsidiaries of Falcon, subject to certain regulatory approvals. In March 2026, the Supreme Court of British Columbia approved the transaction, subject to certain amendments to the Plan of Arrangement relating to the treatment of Falcon shareholders that are subject to sanctions. Tamboran and Falcon have agreed to extend the Plan of Arrangement until June 30, 2026.

5 Capital Structure At the end of the quarter, Tamboran had total cash on hand of US$95 million (excluding US$6.9 million of DWE’s net share of restricted cash). Total of US$23 million (net) in drawn debt, with US$39 million undrawn. The current capital structure, as at the date of this report, is as follows: 20,313,460 Common Stock 1,601,089,800 CHESS Depositary Interests 200:1 (equivalent to 8,005,449 Common Stock) 28,318,909 Total equivalent Common Stock (5,663,781,800 equivalent CDIs at 200:1) 18,151,222 CDI Options fully vested (unlisted) 35,850,000 CDI Options unvested and subject to milestones (unlisted) 793,894 Restricted Stock Units Changes to the capital structure from the previous quarter include: • Issuance of 2,956,602 Common Stock (591,320,400 CDI equivalent) as part of the public offering. • Issuance of 443,491 Common Stock (88,698,200 CDI equivalent) to underwriter of the greenshoe option as part of the public offering. • Issuance of 148,308,400 CDIs (741,542 Common Stock equivalent) as part of the institutional component of the public offering. • Issuance of 1,013,110 Common Stock (202,622,000 CDI equivalent) as part of the retail component of the public offering. • Issuance of 99,375,000 CDI’s (496,875 Common Stock equivalent) as part of the retail component of the public offering. • Issuance of 25,271 Common Stock to Board and Management under the RSU incentives. • Issuance of 2,505 Common Stock to Board and Management under the RSU incentives • Issuance of 1,524,377 Common Stock from the completion of the PIPE transaction. • 65,320 Restricted Stock Units awarded to incoming CEO under the employee incentive scheme • 728,574 Restricted Stock Units awarded to employees under the employee incentive scheme.

Permits

At the end of the quarter, Tamboran and its subsidiaries held the following prospective acreage positions:

Permits	Gross Prospective Acres	Interest	Net Prospective Acres
Northern Pilot Area	20,239	44.38%*,(1),(2),(3)	8,982
Southern Pilot Area	20,230	44.38%(1),(2),(3)	8,978
Orion Area	493,229	78.00%*,(1),(2)	384,719
Beetaloo Central Development Area (BCDA)	316,131	10.00%*,(1),(2),(3)	31,613
Retention Lease (RL) 10	218,176	92.00%*,(1),(2)	200,722
North Beetaloo	536,669	100.00%*	536,669
Southeast Beetaloo	914,839	100.00%*	914,839
Northwest Beetaloo	813,460	22.50%	183,029
Southern Development Area	281,633	12.50%(1),(2)	35,204
South Beetaloo	525,740	22.50%	118,292
Northeast Beetaloo	202,931	22.50%	45,659
EP 161	512,000	25.00%	128,000
EP 136	207,000	100.00%*	207,000
Total	**5,062,277**		**2,803,705**

**Denotes operator.*
Note: All working interests are subject to the completion of the acquisition of all the subsidiaries of Falcon Oil & Gas Ltd, which was approved by Tamboran and Falcon shareholders in March 2026 and approval from the Supreme Court of British Columbia, subject to certain amendments to the Plan of Arrangement relating to the treatment of Falcon shareholders that are subject to sanctions.
(1) Working interests include impact of the Acreage Sale to Daly Waters Energy, LP, announced in May 2025 and subject to completion of certain conditions precedent.
(2) Working interest include impact of Acreage Realignment Agreement with Daly Waters Energy LP. announced in November 2025.
(3) Working interests include impact of the farmout to Daly Waters Energy, LP. announced in March 2026.

Announcements

This Quarterly Activities Report contains information reported in the following announcements released during and subsequent to the reporting period:

January 06, 2026	Falcon Oil & Gas Australia Limited approve sale to Tamboran
January 12, 2026	Appointment of Mr. Todd Abbott as Chief Executive Officer
March 27, 2026	Court approves Tamboran's acquisition of Falcon
March 31, 2026	Tamboran farmout Pilot Area and BCDA acreage
April 02, 2026	SS-6H Delivers Record IP20 Flow Result
April 08, 2026	Entitlement Offer Press Release
April 08, 2026	Public Offering of Common Stock

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7 April 08, 2026 Pricing of Public Offering April 08, 2026 Launch of Equity Raise April 09, 2026 Completion of US Offer and Institutional Entitlement Offer This announcement was approved and authorised for release by Todd Abbott, the Chief Executive Officer of Tamboran Resources Corporation. For further information, please contact: Investor enquiries: Chris Morbey, Vice President – Corporate Development and Investor Relations +61 2 8330 6626 Investors@tamboran.com Media enquiries: +61 2 8330 6626 Media@tamboran.com About Tamboran Resources Corporation Tamboran Resources Corporation (NYSE/ASX: TBN) is a growth-driven independent natural gas exploration and production company focused on an integrated approach to the commercial development of the natural gas resources in the Beetaloo Basin located within the Northern Territory of Australia. Through its subsidiaries, Tamboran holds approximately 1.9 million net prospective acres and is the largest acreage holder in the Beetaloo Basin.

8 Figure 1: Tamboran’s Beetaloo Basin asset location map. Note: Working interests and proposed permit boundaries on the map are subject to the completion of the acquisition of Falcon Oil & Gas Ltd., the proposed acreage swap with Daly Waters Energy, LP and the farm-down transaction to Daly Waters Energy, LP.

9 Disclaimer Tamboran makes no representation, assurance or guarantee as to the accuracy or likelihood of fulfilment of any forward-looking statement or any outcomes expressed or implied in any forward-looking statement. The forward- looking statements in this report reflect expectations held at the date of this document. Except as required by applicable law or the ASX Listing Rules, Tamboran disclaims any obligation or undertaking to publicly update any forward-looking statements, or discussion of future financial prospects, whether as a result of new information or of future events. The information contained in this announcement does not take into account the investment objectives, financial situation or particular needs of any recipient and is not financial product advice. Before making an investment decision, recipients of this announcement should consider their own needs and situation and, if necessary, seek independent professional advice. To the maximum extent permitted by law, Tamboran and its officers, employees, agents and advisers give no warranty, representation or guarantee as to the accuracy, completeness or reliability of the information contained in this presentation. Further, none of Tamboran nor its officers, employees, agents or advisers accept, to the extent permitted by law, responsibility for any loss, claim, damages, costs or expenses arising out of, or in connection with, the information contained in this announcement. Note on Forward-Looking Statements This press release contains “forward-looking” statements related to the Company within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” “participate,” “progress,” “conduct” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors, including but not limited to: our early stage of development with no material revenue expected until 2026 and our limited operating history; the substantial additional capital required for our business plan, which we may be unable to raise on acceptable terms; our strategy to deliver natural gas to the Australian East Coast and select Asian markets being contingent upon constructing additional pipeline capacity, which may not be secured; the absence of proved reserves and the risk that our drilling may not yield natural gas in commercial quantities or quality; the speculative nature of drilling activities, which involve significant costs and may not result in discoveries or additions to our future production or reserves; the challenges associated with importing U.S. practices and technology to the Northern Territory, which could affect our operations and growth due to limited local experience; the critical need for timely access to appropriate equipment and infrastructure, which may impact our market access and business plan execution; the operational complexities and inherent risks of drilling, completions, workover, and hydraulic fracturing operations that could adversely affect our business; the volatility of natural gas prices and its potential adverse effect on our financial condition and operations; the risks of construction delays, cost overruns, and negative effects on our financial and operational performance associated with midstream projects; the potential fundamental impact on our business if our assessments of the Beetaloo are materially inaccurate; the concentration of all our assets and operations in the Beetaloo, making us susceptible to region-specific risks; the substantial doubt raised by our recurring operational losses, negative cash flows, and cumulative net losses about our ability to continue as a going concern; complex laws and regulations that could affect our operational costs and feasibility or lead to significant liabilities; community opposition that could result in costly delays and impede our ability to obtain necessary government

10 approvals; exploration and development activities in the Beetaloo that may lead to legal disputes, operational disruptions, and reputational damage due to native title and heritage issues; the requirement to produce natural gas on a Scope 1 net zero basis upon commencement of commercial production, with internal goals for operational net zero, which may increase our production costs; the increased attention to ESG matters and environmental conservation measures that could adversely impact our business operations; risks related to our corporate structure; risks related to our common stock and CDIs; and the other risk factors discussed in the this report and the Company’s filings with the Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.